Exhibit 99.1

FOR IMMEDIATE RELEASE

BROCADE CONTACTS

Media Relations	Investor Relations	Bite PR
Michelle Leach	Shirley Stacy	Mat Small
Tel: 408.705.8237	Tel: 408.333.5752	Tel: 415.365.0398
mleach@brocade.com	sstacy@brocade.com	mat.small@bitepr.com
Brocade Completes McDATA Acquisition
Company also Outlines Integrated Product Plans, Unveils New Corporate Branding and Announces
Additional $200 Million Stock Repurchase Authorization
SAN JOSE, Calif. — January 29, 2007 — Brocade® (Nasdaq: BRCD), the leader in networked storage solutions that help enterprises connect and manage their information, today announced that it has completed the acquisition of McDATA Corporation (Nasdaq: MCDTA/MCDT). The transaction closed on Monday, January 29, 2007. As a result of the acquisition, shares of McDATA class A and B common stock were converted into the right to receive .75 shares of Brocade common stock and are no longer being traded. Based on Brocade’s closing stock price on January 26, 2007, the transaction is valued at approximately $973 million. In conjunction with the closing of the acquisition, Brocade detailed an integrated product line and roadmap, launched a new company branding initiative and announced an additional $200 million stock repurchase authorization.
The combination of Brocade and McDATA creates the world’s leading storage networking company with significant benefits for customers, partners, and shareholders. The Company plans to deliver new levels of interoperability and SAN management to protect and extend customers’ investments as they evolve and grow their data centers. The acquisition also brings Brocade important new skills and resources that will allow it to further broaden its range of solutions and services to its customers and OEM partners.
“Absolute customer satisfaction is our priority,” said Mike Klayko, Brocade’s Chief Executive Officer. “After five months of focused integration planning, today we are ready to begin rolling out the advantages of this combined company to the marketplace. We believe that our strengthened ability to rapidly deliver innovative technologies, combined with our industry-leading service and support capabilities, will be crucial to customers as they grow and evolve their data centers. It is an exciting day for Brocade.”
“With the completion of the acquisition, customers should now have increased confidence and direction from Brocade for their strategic storage networking investments,” said Steve Duplessie, founder of the Enterprise Strategy Group. “Brocade’s commitment to protect and extend current customer investments with interoperability and new innovations should bode well for them. In addition, OEM partners will begin to enjoy a more streamlined operational and qualification process from the combined entity.”
“I am very pleased with the integration and planning work we have already completed which will allow us to fully integrate the combined companies quickly”, said Richard Deranleau, Brocade’s Chief Financial Officer. “As a result, I remain very comfortable with the annualized synergies of $100 million by the fourth quarter of combined operations as previously disclosed.”
As a result of operational synergies, the transaction is expected to be accretive to Brocade on a non-GAAP earnings per share basis by Q1 08 and the Company expects to operate within its long term financial model for the first full year of combined operations.
“HP looks forward to pursuing new markets with Brocade and offering our joint customers the highest levels of support, services and exciting new technologies for the next-generation data center.” said Duncan Campbell, Vice President of Marketing, StorageWorks Division, HP.
“Both Brocade and McDATA have a rich history of innovation in storage networking, and have played a vital role in introducing features and functions that have greatly benefited customers,” said Andy Monshaw, General Manager, IBM System Storage. “IBM values its relationship with Brocade, and we are excited about the potential for further advancements in networked storage technologies, and the company continuing to create new categories to address customers’ pressing needs.”
New Brand Rollout

Brocade also embarked on a new branding campaign today to coincide with the closing of the acquisition. The campaign, which includes an updated corporate logo and Website, aims to heighten Brocade’s awareness level with current and new customers across its markets, and signifies the new breadth and depth of Brocade technologies, solutions, and brand reach. The Company’s new logo and visual identity can be seen on its website at www.brocade.com
Industry-Leading Product and Services Offering
Brocade also announced today an integrated product and service offering across the range of its Storage Area Network (SAN) and File Area Network (FAN) solutions, including comprehensive professional services to help optimize and extend the value of existing customer investments. Details of the combined company’s integrated product offering and roadmap direction is outlined in a Brocade white paper available today at www.brocade.com/integrated_productoffering.pdf
“With the completion of this acquisition, Brocade is now in a strong position to deliver a complete portfolio of products and services that will help companies better use, protect, and manage their valuable information assets,” said Richard Villars, Vice President of Storage Systems research at IDC. “Customers have already made significant investments in Brocade and McDATA technology, and Brocade clearly intends to protect those investments through detailed transition and migration plans.”
Additional $200 Million Stock Repurchase Authorization
 Brocade further announced today that its Board of Directors authorized an additional $200 million for stock repurchases, which adds to the $52.7 million remaining under the previously announced $100 million stock repurchase program. Under the previous authorization, the Company repurchased a total of 7.9 million shares for an aggregate of $47.3 million as of the third quarter of fiscal 2006. The Company does not expect to begin purchasing its shares until after it reports first quarter of fiscal 2007 results, which is scheduled for February 26, 2007. Such repurchases may be made from time to time on the open market, in negotiated transactions off the market or pursuant to a 10b5-1 plan adopted by the Company. The timing and amount of any shares repurchased under the program will depend on a variety of factors, including: price, corporate and regulatory requirements, capital availability and other market conditions.

Effective upon the closing of the acquisition, two members of McDATA’s board of directors, Renato (Renny) A. DiPentima and John Gerdelman joined Brocade’s board of directors.
First Quarter Fiscal 2007 Conference Call and Webcast Information
 Additional information regarding the acquisition of McDATA will be provided during Brocade’s first quarter fiscal 2007 earnings conference call scheduled for Monday, February 26, 2007 at 2:00 p.m. Pacific Time. To access the live Webcast, please visit Brocade’s Website at www.brocade.com/investors at least 20 minutes prior to the call to download any necessary audio or plug-in software. A telephone replay will be available approximately two hours after the conference call ends and will be available until 12:00 p.m. Pacific Time on March 5, 2007. A replay of the conference call will be available via the Webcast at www.brocade.com/investors for approximately twelve months. To access the replay, please dial 800.642.1687 for domestic access and +1 706.645.9291 for international callers; the access code for the telephone replay is #7485740.
Cautionary Statement
 This press release contains statements that are forward-looking in nature, including statements regarding the anticipated benefits of the acquisition, the expected synergies of the acquisition and impact to the Company’s financial statements, new product and service offerings, and the Company’s plans to repurchase shares of its common stock. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties, which may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the risk that expected synergies and cost savings will be delayed or not achieved at all; the difficulty of integrating the business, operations and employees of the two companies; the ability to successfully combine product, service and support offerings and customer acceptance of combined offerings; the degree of market adoption of the Company’s new product and service offerings; funds used to repurchase the Company’s common stock could have been used for other, more strategic purposes; and new developments in the market for storage area networking and related products and services. Certain of these and other risks are set forth in more detail in “Item 1A. Risk Factors” in Brocade’s Annual Report on Form 10-K for the fiscal year ended October 28, 2006. Brocade does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.

About Brocade
 Brocade is the leading provider of networked storage solutions that help organizations connect, share, and manage their information. Organizations that use Brocade products and services are better able to optimize their IT infrastructures and ensure compliant data management. For more information, visit the Brocade Web site at www.brocade.com or contact the company at info@brocade.com.
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Brocade, Brocade B weave logo, McDATA, Fabric OS, File Lifecycle Manager, MyView, Secure Fabric OS, SilkWorm, and StorageX are registered trademarks and the Brocade B wing logo and Tapestry are trademarks of Brocade Communications Systems, Inc., in the United States and/or in other countries. FICON is a registered trademark of IBM Corporation in the U.S. and other countries. All other brands, products, or service names are or may be trademarks or service marks of, and are used to identify, products or services of their respective owners.